Exhibit 10.95
PERFORMANCE SHARE AGREEMENT
MetLife, Inc. confirms that, on [grant date] (the “Grant Date”), it granted you, [name], [number] Performance Shares (your “Performance Shares”). Your Performance Shares are subject to the terms and conditions of the MetLife, Inc. 2015 Stock and Incentive Compensation Plan (the “Plan”) and this Performance Share Agreement (this “Agreement”), which includes the Award Agreement Supplement (the “Supplement”). Please note that the Supplement includes terms for forfeiture of your Performance Shares under some circumstances.
Standard Terms.
(a) These terms are the “Standard Terms” and will apply to your Performance Shares except in so far as Sections S-2 (“Change of Status”), S-3 (“Change of Control”), or S-16 (“Restrictive Covenants”) apply. If Shares are paid to you, you will receive evidence of ownership of those Shares.
(b) The Performance Period for your Performance Shares will begin on January 1, [year] and end on the December 31 immediately preceding the third anniversary of the beginning of the Performance Period. After the conclusion of the Performance Period, the Committee shall certify in writing the number of Performance Shares payable in accordance with these Standard Terms (your “Final Performance Shares”), and your Final Performance Shares will be due and payable in Shares at the time specified in Section S-8 (“Timing of Payment”).
(c) If the Committee determines in writing that the Company met one or more of the Section 162(m) Goals, then you will be eligible for a payment of up to 175% of your Performance Shares. Notwithstanding any other terms of this Agreement, your payment may not exceed this amount.
(d) If, under Section (c) of these Standard Terms, you are eligible for a payment, the Committee will determine your Final Performance Shares by multiplying your Performance Shares by the “Final Performance Factor.” The Final Performance Factor means a percentage (from zero to 175%) determined by the Committee in its discretion. In exercising its discretion, the Committee may consider the average of two performance factors (each from zero to 175%), described in (1) and (2) below, subject to the cap determined by (3) below, if applicable, or such other considerations as it finds appropriate.
(1) The first performance factor will be based on the Company’s annual performance during the Performance Period with respect to Operating Return on Equity compared to its three-year business plan, as determined by the Committee in its discretion. In exercising its discretion, the Committee may refer to the guidelines in Performance Factor Appendix 1 to this Agreement, or such other considerations as it finds appropriate.

(2) The second performance factor will be based on the Company’s performance with respect to Total Shareholder Return during the Performance Period compared to the Company’s peer companies, as determined by the Committee in its discretion. In exercising its discretion, the Committee may refer to the list of peer companies and guidelines in Performance Factor Appendix 2 to this Agreement, or such other considerations as it finds appropriate.
(3) In determining the Final Performance Factor in its discretion, the Committee may consider whether the Company’s Total Shareholder Return for the Performance Period is zero or less, and if so may, in its discretion, choose to set the Final Performance Factor at the lesser of (a) the average of the percentages determined under Sections (d)(1) and (2) of these Standard Terms; or (b) 100%.
IN WITNESS WHEREOF, MetLife, Inc. has caused this agreement to be offered to you, and you have accepted this Agreement by the electronic means made available to you.

Performance Factor Appendix 1
to Performance Share Agreement

Operating Return on Equity Performance Factor Guidelines
	Below Threshold	Threshold	Between Threshold and Target	Target	Between Target and Maximum	Maximum	Above Maximum
Performance Result	0% - 79%	80%	81% - 99%	100%	101% - 119%	120%	121% +
Performance Factor	0%	25%	For each 1% the performance result is above 80%, add 3.75% to the threshold performance factor of 25%.	100%	For each 1% the performance result is above 100%, add 3.75% to the target performance factor of 100%.	175%	175%

Guideline Examples
Performance Result	Performance Factor
79%	0%
80%	25%
85%	43.75%
90%	62.50%
95%	81.25%
100%	100%
110%	137.50%
115%	156.25%
120%	175%
125%	175%

Performance Factor Appendix 2
to Performance Share Agreement

Total Shareholder Return Peer Companies
Aegon NV	Legal & General Group
Aflac Inc.	Lincoln National Corp.
AIA Group	Manulife Financial Corp.
Allianz SE	Ping An Insurance Group
Allstate Corp	Principal Financial Grp Inc.
American International Group	Prudential Financial Inc.
Assicurazioni Generali SPA	Prudential PLC
Aviva PLC	Travelers Cos. Inc.
AXA	Unum Group
Dai-Ichi Life Insurance Co. Ltd.	Zurich Financial Services
Hartford Financial Services

Total Shareholder Return Performance Factor Guidelines
	Below Threshold	Threshold	Between Threshold and Target	Target	Between Target and Maximum	Maximum	Above Maximum
Performance Result	0 - 24th %tile	25th %tile	26th - 49th %tile	50th %tile	51st -87.4th %tile	87.5th %tile	87.6th -99th %tile
Performance Factor	0%	25%	For each %tile the performance result is above the 25th %tile, add 3% to the threshold performance factor of 25%.	100%	For each %tile the performance result is above the 50th %tile, add 2% to the target performance factor of 100%.	175%	175%

Guideline Examples
Performance Result	Performance Factor
24th %tile	0%
25th %tile	25%
30th %tile	40%
40th %tile	70%
50th %tile	100%
60th %tile	120%
70th %tile	140%
80th %tile	160%
87.5th %tile	175%
99th %tile	175%

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